FIRST AMENDMENT
TO
THE TAUBMAN COMPANY SUPPLEMENTAL RETIREMENT SAVINGS PLAN

The Taubman Company LLC (the “Company”, and formerly known as “The Taubman Company Limited Partnership”) has adopted and maintains The Taubman Company Supplemental Retirement Savings Plan, originally effective January 1, 1994 (the “Plan”).

Pursuant to Article X of the Plan, the Company has the right to amend the Plan at any time.

The Company desires to amend the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Accordingly, the Plan is amended, effective immediately, in the following respects:

1. The term “Supplemental Employer Contribution” is replaced with the term “Employer Fixed Contribution” wherever it appears in the Plan, so as to reflect the current Employer contribution nomenclature made under the 401(k) Plan as amended and restated effective as of January 1, 2007.

2. Article II of the Plan is amended by the addition of a new Section 2.13 at the end thereof, reading as follows:

“2.13                      ‘Termination of employment’ and similar terms means a ‘separation from service’ as that term is defined under Code Section 409A and the regulations promulgated thereunder.”

3. Section 4.2 of the Plan is amended by the addition of the following sentence at the end thereof, reading as follows:

“Any change in the amount of Employer Matching Contributions to be made by the Company for the benefit of an Employee for a Plan Year under the preceding formula that is caused by any action or inaction by the Employee shall be limited as provided under Treasury Regulations Section 1.409A-2(a)(9).”

4. Article VI of the Plan is amended to read as follows:

“All vested amounts credited to an Employee’s Account shall be paid to the Employee by the Company in cash in a single lump sum within 30 days of the Employee’s termination of employment.  If the Employee dies before full payment of the amount in his Account has been made, any remaining amount shall be paid in the same manner as in the preceding sentence to the Employee’s Beneficiary.  No amounts credited to an Employee’s Account shall be paid at any other time or in any other form.

Notwithstanding any other provision of the Plan to the contrary, if payment is made on account of the Employee’s termination of employment, and the Employee is a ‘specified employee’ as determined under the default rules under Code Section 409A on such date, then the payment will be made on the date that is the six-month anniversary of the date of the Employee’s termination of employment, or, if earlier, the date of the Employee’s death.”

5. Article X of the Plan is amended by the addition of the following sentence at the end thereof, reading as follows:

“Notwithstanding the preceding provisions of this Article X, upon Plan termination, each Employee’s vested Account shall be paid in cash in a single lump sum under the circumstances permitted in Treasury Regulations Section 1.409A-3(j)(4)(ix), pertaining to plan terminations and liquidations,  including but not limited to the requirement that the Company and its controlled group member affiliate companies not establish another account-based deferred compensation plan covering the Employees at any time during the succeeding three calendar years.”

The Taubman Company LLC has caused this First Amendment to The Taubman Company Supplemental Retirement Savings Plan to be executed by its duly authorized representative this 12th day of December, 2008.

THE TAUBMAN COMPANY LLC By: /s/ Chris B. Heaphy Printed Name: Chris B. Heaphy Title: Senior Vice President, General Counseland Secretary Date: December 12, 2008